EXHIBIT 11

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                     THREE MONTHS ENDED           SIX MONTHS ENDED
                                                          JUNE 30,                    JUNE 30,
                                                    1997           1996          1997           1996
                                                ------------   ------------  ------------   -----------
PRIMARY:
Weighted average common shares outstanding        340,045        318,191       334,233       317,129
Net effect of dilutive stock options               14,937         20,760        14,994        21,198
                                                 --------      ---------      --------      --------
      Total Common and Common Equivalent
      Shares                                      354,982        338,951       349,227       338,327
                                                 ========      =========      ========      ========

Net income/(loss)                                $ 81,319      $  61,985      $145,899      $101,666
                                                 ========      =========      ========      ========
Net income/(loss) per common and common
     equivalent share                            $   0.23      $    0.18      $   0.42      $   0.30
                                                 ========      =========      ========      ========
FULLY DILUTED:
Weighted average common shares outstanding        340,045        318,191       334,233       317,129
Net effect of dilutive stock options               14,937         20,760        14,994        21,198
                                                 --------      ---------      --------      --------
                                                  354,982        338,951       349,227       338,327
Assumed conversion of 5% Convertible
 Subordinated Debentures due 2001                   (1)           12,226         6,113        12,226
                                                 --------      ---------     ---------      --------
      Total Common and Common Equivalent
      Shares, Fully Diluted                       354,982        351,177       355,340       350,553
                                                 ========      =========      ========      ========
Net income                                       $ 81,319      $  61,985      $145,899      $101,666

Elimination of interest and amortization on 5%
     Convertible Subordinated Debentures due
     2001, less the related effect on the
     provision for income taxes                    (1)               951           960         1,884
                                                 --------      ---------      --------      --------
Net income, fully diluted                        $ 81,319      $  62,936      $146,859      $103,550
                                                 ========      =========      ========      ========
Net income per common and common equivalent
 share                                           $   0.23      $    0.18      $   0.41      $   0.29
                                                 ========      =========      ========      ========



(1) There were no other potentially dilutive securities outstanding during this period.

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